Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
DECEMBER 31, 2008
CONTACTS:
ROBERT W. WALKER, PFBI CEO	BETTY J. SERRANO, AANB SVP
(304) 525-1600	(202) 772-3600

PREMIER FINANCIAL BANCORP, INC. ANNOUNCES
AGREEMENT TO MERGE WITH ABIGAIL ADAMS NATIONAL BANCORP

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), a $732 million community bank holding company with six bank subsidiaries, and Abigail Adams National Bancorp, Inc. (Adams), a $436 million bank holding company headquartered in Washington, DC (NASDAQ/GM-AANB) jointly announce that they have entered into a definitive agreement whereby Premier will acquire Adams in a 100% stock exchange valued at approximately $10.8 million based on Premier’s closing stock price on December 31, 2008.  The resulting community banking organization will have consolidated assets of approximately $1.2 billion, with approximately $950 million in total deposits and $800 million in total loans

Premier President and CEO Robert W. Walker commented, “We are pleased that Adams has chosen to merge with Premier.  We certainly have a history of successfully working through formal regulatory agreements, reorganizing managerial structures and systems, and returning banking franchises to profitability.  We believe the merger with Adams presents us with another opportunity to revitalize an organization to become a healthy and profitable community banking institution.”

Adams National Bank Executive Vice President Lou Akers stated, “We are excited by the opportunities to merge with Premier.  We believe Premier is a vibrant and growing community bank franchise.  Their management team has a history of operating banks that are strong, healthy performers within their local communities with an inviting, friendly community bank atmosphere.  Through Premier’s network of affiliated community banks, we will be able to complement Adams current loan and deposit products.”

Abigail Adams is parent company to two subsidiary banks, Adams National Bank, a $344 million bank headquartered in Washington, DC and Consolidated Bank & Trust, a $92 million bank headquartered in Richmond, Virginia.

Premier Financial Bancorp announced a 6.8% increase in its third quarter 2008 earnings over their third quarter 2007 earnings.  Premier’s year-to-date earnings through September 30, 2008 totaled $5.634 million compared to $5.383 million in the first nine months of 2007.  Premier also owns Boone County Bank in Madison, West Virginia, First Central Bank located in Philippi, West Virginia and Traders Bank in Ravenswood, West Virginia.  In Kentucky, Premier’s affiliates are Citizens Deposit Bank in Vanceburg and Farmers Deposit Bank in Eminence.  Ohio River Bank headquartered in Ironton, Ohio is also a community bank owned by Premier.

Under terms of the definitive agreement, each share of Adams common stock will be converted into 0.4461 shares of Premier common stock.  Premier anticipates that it will issue approximately 1,545,000 shares of its common stock.  The transaction, which is subject to satisfaction of various contractual conditions and requires approval by regulatory agencies and the shareholders of Adams and Premier, is anticipated to close sometime in the first half of 2009.  Baxter Fentriss and Company served as financial advisor and investment banker for Premier while RP Financial L.C. served as financial advisor and investment banker for Adams.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.